Exhibit 10.30

KEY GATE INVESTMENTS LIMITED

c/o China Renaissance Capital Investment Limited

Suite 305, St. George’s Building

2 Ice House Street, Central

Hong Kong

April 5, 2011

Sagent Holding Co.

1901 North Roselle Road, Suite 700

Schaumburg, Illinois 60195

Dear Sir or Madam:

You have requested our consent with respect to the proposed offer and sale (the “Initial Public Offering”) by Sagent Holding Co., a Cayman Islands exempted company (the “Company”), and certain of its members, of shares of common stock, par value $0.01 per share, of Sagent Pharmaceuticals, Inc., a Delaware corporation (the “Delaware Corporation”), into which the Company shall be converted upon the receipt of certain member and board approvals and in connection with the closing of the Initial Public Offering. Immediately prior to the closing of the Initial Public Offering the Company intends to discontinue as an exempted company in the Cayman Islands and be simultaneously continued as the Delaware Corporation. Such continuation, as further described in the Company’s draft Form S-1/A filed with the United States Securities and Exchange Commission on March 17, 2011 and in the resolutions adopted by the Company’s board of directors on April 5, 2011 (the “Board Resolutions”), is referred to herein as the “Delaware Conversion”. In connection with your request, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we and you hereby agree as follows:

Subject to the satisfaction of the conditions set out below, we hereby provide our consent pursuant to, and in full satisfaction of the consent requirements set forth in, the following agreements with respect to the consummation of (i) the Initial Public Offering, (ii) the Delaware Conversion and (iii) the transactions to be consummated in connection therewith, in each case, upon such terms and conditions as consented to by the Board of Directors of the Company and its members: (A) the Fourth Amended and Restated Members Agreement, dated as of September 3, 2010 (as amended, the “Members Agreement”), by and among the Company and the “Investors” named therein, including but not limited to those set forth in Sections 3.11(c) and 3.11(d) of the Members Agreement, and (B) the Company’s Sixth Amended and Restated Memorandum of Association, as adopted on August 12, 2010 (as amended, the “Articles”), including but not limited to those set forth in Article 77(c) and 77(d) of the Articles. Our consent is subject to the satisfaction in full of the following conditions precedent: (1) the registration statement relating to the Initial Public Offering shall have become effective, and the signing of a definitive underwriting agreement, shall have occurred by April 30, 2011, the registration statement shall not have been withdrawn and no stop order shall have been issued in respect thereof and the underwriting agreement shall not have been terminated, (2) the reverse share split ratio of common shares of the Delaware Corporation following the Delaware Conversion and immediately before the completion of the Initial Public Offering will be 7.8378, (3) the Public Offering Price (as defined below) and the bottom of the price range as set forth in the preliminary prospectus shall in each case not be less than $13.00 and (4) all shares of the Delaware’s Corporation common stock held by us at the closing of the Initial Public Offering (not including any over-allotment option), including the shares into which our 21,428,571 Series B-1 Preference Shares of the Company will be converted and the shares issued upon the exercise of the Amended Warrants (as defined below) will have the benefit of the registration rights described in the Members Agreement and summarized in “Certain Relationships and Related Party Transactions – Series A Share Financings – Members Agreement” of the registration statement on Form S-1 filed by the Company in connection with the Initial Public Offering, and all amendments or supplements to the Members Agreement necessary to give effect to the foregoing shall have been duly authorized, executed and delivered by the parties thereto. Subject to the satisfaction of the foregoing conditions, this consent shall be effective even if the Initial Public Offering is not a Qualified IPO (as defined in the Articles). For the avoidance of doubt, the foregoing conditions precedent shall not be amended or waived by virtue of our having approved any shareholder resolution or granted any proxy, in each case relating to or in connection with the Delaware Conversion or the reverse stock split.

In the event that the Delaware Conversion has occurred but the closing of the Initial Public Offering (not including any over-allotment option) has not occurred by May 20, 2011, you will take all steps necessary to promptly exchange our common shares of the Delaware Corporation for an equal number of newly issued preferred shares of the Delaware Corporation granting us substantially the same minority protections, economic rights and other rights and preferences as is provided to holders of the Series B-1 Preference Shares of the Company, giving appropriate effect to the Delaware Conversion and the reverse share split. During the period commencing upon the effectiveness of the Delaware Conversion and continuing until the closing of the Initial Public Offering (not including any over-allotment option), the Company will not take any action that would have otherwise required your consent under the Members Agreement or the Articles, except for such actions undertaken in connection with the Delaware Conversion and the Initial Public Offering in accordance with the terms of this letter agreement.

As we have previously discussed, we also confirm to you that our current representative serving on the Company’s Board of Directors, Mr. Mark Qiu, will submit his resignation and resign from the Company’s Board of Directors effective as of the pricing of the Initial Public Offering. You will advise us of the signing of the underwriting agreement in connection with the Initial Public Offering and the scheduled time of the closing.

In consideration of the foregoing, you have agreed to consent to and effect the amendment of: (i) the warrants to purchase an aggregate of 2,380,952 Series B-1 Preference Shares (as defined in the Articles) at an exercise price of $2.10 and (ii) the warrants to purchase an aggregate of 2,040,816 Series B-1 Preference Shares at an exercise price of $2.45 per share (collectively, the “Warrants”). As amended, one Warrant will entitle the holder to purchase 142,000 shares of the Delaware Corporation’s common stock at an exercise price of $0.01 per share (the “Penny Warrant”) and the other Warrant will entitle the holder to purchase that number of shares of the Delaware Corporation’s common stock determined by dividing $5,000,000 by the price of the Delaware Corporation’s common stock offered to the public in the

Initial Public Offering (the “Public Offering Price”) at an exercise price per share equal to the Public Offering Price (collectively, the “Amended Warrants”). The number of shares of common stock of the Delaware Corporation issuable upon the exercise of the Penny Warrant shall be increased by 110 shares for each $0.01 that the Public Offering Price is below $13.50. The foregoing amendments shall become effective at a time prior to completion of the Initial Public Offering but sufficiently before completion such that we have a reasonable amount of time to exercise the Amended Warrants (in the manner described below) prior to completion. We hereby acknowledge and agree that the Amended Warrants will expire upon the closing of the Initial Public Offering if not exercised prior to such time and that we will exercise such Amended Warrants in full prior to that time. You confirm that we may exercise the Amended Warrants by giving you notice that we will so exercise and producing evidence of wire instructions to pay the requisite purchase price (which notice and evidence will constitute effective exercise for all purposes). In the event the Initial Public Offering is not consummated substantially as scheduled, you will promptly return the purchase price upon our request. Furthermore, in the event the closing of the Initial Public Offering (not including any over-allotment option) is not completed by May 20, 2011, you will take all steps necessary to promptly amend the Warrants (or grant to us new warrants) on substantially the same terms as the Warrants (before any amendments), but giving appropriate effect to the Delaware Conversion and the reverse share split.

We further acknowledge agree that all shares of the Delaware Corporation’s common stock issued upon the exercise of the Amended Warrants shall constitute “Common Stock” (as defined in the Lock-Up Letter, dated as of December 3, 2010 (as amended, the “Lock-Up Letter”), by and among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Key Gate Investments Limited and certain other stockholders of the Company) and shall be subject to the restrictions and limitations set forth in the Lock-Up Letter with respect to the Common Stock. You and we shall cooperate in good faith to prepare, execute and deliver the instruments, documents or agreements which are reasonably necessary to effect the Warrant Amendment and the issuance of shares upon the exercise of the Amended Warrants.

This letter agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed within the State of New York. This letter agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

The undersigned have executed this letter agreement intending to be legally bound thereby.

KEY GATE INVESTMENTS LIMITED

By: China Renaissance Capital Investment
Its: General Partner

By:	/s/ Mark Qiu
Name:	Mark Qiu
Title:	Director

Acknowledged and Agreed to by:

SAGENT HOLDING CO.

By:	/s/ Michael Logerfo
Name:	Michael Logerfo
Title:	Chief Legal Officer & Corporate Vice President

[Signature Page to Key Gate Consent Agreement]